Exhibit 99.1

Crown Reserve Acquisition Corp. I Announces the Separate Trading of Its Class A

Ordinary Shares, Warrants, and Rights, Commencing on or About December 9, 2025

Grand Cayman, Cayman Islands, Dec. 3, 2025 (GLOBE NEWSWIRE) – Crown Reserve Acquisition Corp. I (the “Company”) announced today that, commencing on or about Tuesday, December 9, 2025, holders of the units sold in the Company’s initial public offering may elect to separately trade the Class A ordinary shares, warrants, and rights included in the units.

The Class A ordinary shares, warrants, and rights that are separated are expected to trade on the Nasdaq Global Market (“Nasdaq”) under the symbols “CRAC,” “CRACW,” and “CRACR”, respectively. Any units not separated will continue to trade on Nasdaq under the symbol “CRACU.” No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Each holder of units will need to have its broker contact VStock Transfer, LLC, the Company’s transfer agent, in order to separate the units into Class A ordinary shares, warrants, and rights.

A registration statement relating to these securities was filed with the Securities and Exchange Commission (the “SEC”) and became effective on September 26, 2025. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Kingswood Capital Partners, LLC, 126 East 56th Street, Suite 22S, New York, NY 10022, or by calling 212-487-1080 or emailing Syndicate@kingswoodUS.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the unit separation, the trading of the Company’s securities on Nasdaq and the Company’s search for an initial business combination. No assurance can be given that the Company will ultimately complete an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the final prospectus for the Company’s initial public offering and other documents filed by the Company with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Crown Reserve Acquisition Corp. I

Eric Sherb

Chief Financial Officer

Conyers Trust Company (Cayman) Limited

PO Box 2681

Grand Cayman KY1-1111,

Cayman Islands

Tel: (813) 501-3533